Exhibit 3.6

SS. Form D-4 (Rev. 8/92) Submit in Duplicate Filing Fee $25.00 This document must be typewritten	MAIL TO: Colorado Secretary of State Corporations Office 1560 Broadway. Suite 200 Denver. Colorado 80202 (303) 866 2361 ARTICLES OF AMENDMENT to the ARTICLES OF INCORPORATION	931054953 $25.00 SOS 05-26-93 10:49

CHANGE OF NAME
Pursuant to the provisions of thc Colorado Corporation Code. the undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:

FIRST The name the corporation is (note 1) Life Loc, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on May 10, 1993 as prescribed by the Colorado Corporation Code, in the manner marked with an X below:

Such amendment was adopted by the board of directors where no shares have been issued

XX	Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

1.	Issuance of 10 million shares of series preferred stock, with terms to be established by Board of Directors.

2.	Name of corporation was changed to Alcor Systems, Inc.

THIRD:  The manner, if not set forth in such amendment, in which any exchange, reclassification. or cancellation of issued shares provided for in the amendment shall be effected, as follows: N/A

FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows: N/A

Life Loc, Inc.		(Note 1)
Thomas Hoekelman
By:	/s/ Thomas Hoekelman
Its President

(Note 2)
Vern D. Kornelson
and	/s/ Vern D. Kornelson
Its Secretary

(Note 3)

Its __________ Director

NOTES:	1. Exact current name of coporporation adopting the Articles of Amendmeents. (If this is a change of name amendment, the name before the amendment is filed).
2. Signatures and title of officers signing for the corporation.
3. Where no shares have been issued, signature of a director.